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                                                                    EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT




                                 BY AND BETWEEN




                                  JOHN JENKINS



                      DIAL-THRU INTERNATIONAL CORPORATION,
                            A CALIFORNIA CORPORATION,



                       ARDIS TELECOM & TECHNOLOGIES, INC.



                                       AND



                      DIAL-THRU INTERNATIONAL CORPORATION,
                             A DELAWARE CORPORATION










                          DATED AS OF NOVEMBER 2, 1999



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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made as of November 2, 1999 by and among John Jenkins, a California resident
("SHAREHOLDER"), Dial-Thru International Corporation, a California corporation ("SELLER"), ARDIS Telecom & Technologies, Inc., a Delaware corporation ("PARENT"), and Dial-Thru International Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("PURCHASER").

RECITALS:
         A. The respective Boards of Directors of Parent, Purchaser and Seller have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Seller sell and assign to Purchaser, and that Purchaser acquire and assume from Seller certain assets and liabilities of Seller upon the terms and subject to the conditions set forth in this Agreement;

         B.     The parties desire to effect a tax-tree reorganization under
Section 368(a)(1)(C) of the Code and, in connection therewith, Seller intends to adopt a plan of dissolution within one year following the Closing Date pursuant to which the shares of Parent Common Stock issuable hereunder and any other assets of Seller will be distributed to Shareholder, subject to any arrangements providing for the payment of, or reserving for, contingent or other liabilities of Seller (other than the Assumed Liabilities); and

         C. Shareholder, Parent, Purchaser and Seller desire to make certain representations, warranties, covenants and agreements in connection with, and establish various conditions precedent to, the transactions contemplated hereby upon the terms contained herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and on the terms and subject to the conditions herein set forth, the parties hereto covenant and agree as follows:

1.       DEFINITIONS

         1.1 GENERAL DEFINITIONS. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

         "ACCELERATION EVENTS":  As defined in SECTION 2.4 hereof.

         "ACCOUNTS":  As defined in SECTION 2.1(g) hereof.

         "AFFILIATE": Any Person that, directly or indirectly, controls, or is controlled by, or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

         "AGREEMENT":  As defined in the introduction hereto.

         "ASSETS": As defined in SECTION 2.1 hereof.

         "ASSUMED OBLIGATIONS": As defined in SECTION 2.5(a) hereof.

         "ASSUMPTION AGREEMENT": The Assumption Agreement in the form of EXHIBIT A attached hereto.

         "BALANCE SHEETS": Each of the balance sheets comprising a part of the Financial Statements.

         "BANK ACCOUNTS": As defined in SECTION 2.1(i) hereof.


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ASSET PURCHASE AGREEMENT - PAGE 1


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         "BILL OF SALE": The Bill of Sale in the form of EXHIBIT B attached hereto.

         "BUSINESS": Means the business of Seller, involving generally the provision of international long distance services routed through Seller's switching facilities and/or equipment currently located in Los Angeles, California for calls either terminating in the United States routed through the United States and terminating in a foreign country other than the country in which the call originated.

         "CLOSING": As defined in SECTION 7.1 hereof.

         "CLOSING DATE": As defined in SECTION 7.1 hereof.

         "CLOSING DEFICIENCY": As of the Closing Date, the positive difference, if any, between the amount of Seller's accounts payable and Seller's Accounts.

         "CLOSING VALUE ": As defined in SECTION 8.5 hereof.

         "CODE": The Internal Revenue Code of 1986, as amended.

         "CONTINGENT PAYMENTS": Collectively, the First Contingent Payment and the Second Contingent Payment.

         "CUSTOMER DATA": All of Seller's customer lists, lists of potential customers, sales records, telephone numbers and other customer data (including credit data) relating to the Business.

         "DAMAGES": As defined in SECTION 8.2 hereof.

         "DEBT": All obligations for borrowed money.

         "DEFICIENCY AMOUNT": As defined in SECTION 8.2 hereof.

         "DISCLOSURE SCHEDULE": The package of disclosure schedules to this Agreement delivered by Seller to Purchaser contemporaneously herewith (or as amended pursuant hereto) and incorporated by reference to the Section of this Agreement to which each such schedule relates.

         "EBIT": Earnings before interest and taxes.

         "EBITDA": Earnings before interest, taxes, depreciation and amortization.

         "EMPLOYMENT AGREEMENTS": The Employment Agreement between Shareholder and Purchaser in the form attached hereto as EXHIBIT D.

         "EQUIPMENT": As defined in SECTION 2.1(a) hereof.

         "ERISA": Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED ASSETS": As defined in SECTION 2.2 hereof.

         "FINANCIAL STATEMENTS": As defined in SECTION 3.6(a) hereof.

         "FIRST CONTINGENT PAYMENT": As defined in SECTION 2.4 hereof.

         "FIRST TARGET LEVELS": As defined in SECTION 2.4 hereof.

         "GAAP": As defined in SECTION 1.2 hereof.


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ASSET PURCHASE AGREEMENT - PAGE 2


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         "GOVERNMENTAL BODY": Any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

         "INDEMNIFICATION CLAIM": As defined in SECTION 8.4 hereof.

         "INDEMNIFICATION NOTICE": As defined in SECTION 8.4 hereof.

         "INDEMNITOR": As defined in SECTION 8.4 hereof.

         "INFORMATION": As defined in SECTION 5.5 hereof.

         "INITIAL AMOUNT": As defined in SECTION 2.3(a) hereof.

         "INTANGIBLE ASSETS": As defined in SECTION 2.1(e) hereof.

         "INVENTORY": As defined in SECTION 2.1(b) hereof.

         "KNOWLEDGE" or "KNOWLEDGE". (a) with respect to an individual, "knowledge" of a particular factor of the matter if such individual is actually aware or has reason to know, after due inquiry, of such factor or other matter; and (b) with respect to a Person (other than an individual), "knowledge" of such particular fact or other matter if any individual who is serving as a director or officer of such Person has "knowledge" of such fact or other matter.

         "LATEST BALANCE SHEET": The Balance Sheet comprising a part of the Financial Statements and dated as of the Most Recent Fiscal Month End.

         "LEGAL REQUIREMENT": Any law, rule, regulation, order or ordinance of any Governmental Body as now or hereinafter in effect.

         "LIEN": All mortgages, deeds of trust, claims, liens, security interests, pledges, leases, conditional sale contracts, rights of first refusal, options, charges, liabilities, obligations, agreements, easements, rights-of-way, powers of attorney, limitations, reservations, restrictions and other encumbrances of any kind.

         "MATERIAL ADVERSE EFFECT": With respect to any Person, any change (individually or in the aggregate) in the general affairs, management, business, goodwill, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) of such Person that will or can reasonably be expected to result in a cost, expense, charge, liability, loss of revenue or diminution in value equal to or greater than $25,000.

         "MOST RECENT FINANCIAL STATEMENTS": As defined in SECTION 3.6(a) hereof.

         "MOST RECENT FISCAL MONTH END": As defined in SECTION 3.6(a) hereof.

         "MOST RECENT FISCAL YEAR END": As defined in SECTION 3.6(a) hereof.

         "OPERATIVE DOCUMENTS": This Agreement, the Assumption Agreement, the Bill of Sale, the Employment Agreement, and all other agreements, instruments, documents, schedules and certificates executed and delivered by or on behalf of Seller or Purchaser at or before the Closing pursuant to this Agreement.

         "ORDER": Any order, writ, injunction, decree, judgment, award or determination of any Governmental Body.

         "PARENT": As defined in the introduction hereto.

         "PARENT COMMON STOCK": The common stock, $.001 par value per share, of Parent.


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ASSET PURCHASE AGREEMENT - PAGE 3


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         "PARENT REPORTS": As defined in SECTION 4.5 hereof.

         "PAYABLE AMOUNTS": As defined in SECTION 2.6 hereof.

         "PERMITS": All permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any (i) federal, state, local or foreign statute, ordinance or regulation, (ii) Order or (iii) contract with any Governmental Body or (b) granted by any Governmental Body.

         "PERMITTED ENCUMBRANCES": Liens for Taxes and assessments not yet delinquent, covenants, easements and restrictions of record, minor encroachment and other title and survey matters which do not individually or in the aggregate detract in any material respect from the value or current use of the property subject thereto.

         "PERSON": An individual, partnership, joint venture, corporation, company, limited liability company, bank, trust, unincorporated organization, Governmental Body or other entity or group.

         "PLAN": As defined in SECTION 3.25 hereof.

         "PREMISES": All business locations of Seller.

         "PROCEEDING": Any action, order, claim, suit, proceeding, litigation, investigation, inquiry, review or notice.

         "PROPRIETARY RIGHTS": As defined in SECTION 3.13 hereof.

         "PURCHASE PRICE": As defined in SECTION 2.3 hereof.

         "PURCHASER": As defined in the Introduction hereto.

         "PURCHASER INDEMNITEES": As defined in SECTION 8.2(a) hereof.

         "QUALIFYING REVENUES ": As defined in SECTION 2.4 hereof.

         "RECEIVABLE AMOUNTS": As defined in SECTION 2.6 hereof.

         "SCHEDULED CONTRACTS": As defined in SECTION 2.1(d) hereof.

         "SECOND CONTINGENT PAYMENT ": As defined in SECTION 2.4 hereof.

         "SECOND TARGET LEVELS ": As defined in SECTION 2.4 hereof.

         "SELLER": As defined in the Introduction hereto.

         "SHAREHOLDER": As defined in the Introduction hereto.

         "SUBSIDIARY" or "SUBSIDIARIES" with respect to any corporation shall mean any other corporation of which at least a majority of the securities having by their terms ordinary voting power to elect a majority of the Board of Directors of such other corporation is at the time directly or indirectly owned or controlled by such first corporation, or by such first corporation and one or more of its Subsidiaries.

         "SUPPLIER DATA": All of Seller's supplier and vendor lists, telephone numbers and publications and marketing material relating to the purchase of goods or the provision of services to Seller in connection with the Business.


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ASSET PURCHASE AGREEMENT - PAGE 4


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         "TAXES": Any federal, state or local income, sales, use, excise, real or personal property or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including, without limitation, interest and penalties), domestic or foreign, imposed by any law, rule or regulation.

         "TAX OBLIGATIONS": Any Taxes which are attributable or related to the assets or the Business of Seller for any periods ending on or before the Closing Date or which may be applicable because of the Transactions.

         "TAX REPORTS": As defined in SECTION 3.12 hereof.

         "THIRD PARTY CONSENTS": As defined in SECTION 5.7 hereof.

         "THREATENED": Any matter or thing will be deemed to have been Threatened when iused herein with respect to any party if that party (or anyone in such party's organization) has received notice, in writing or otherwise, from the Person to whom the threat is attributable, or such Person's agents, which makes reference to and identifies the matter or thing being threatened.

         "TRANSACTION" OR "TRANSACTIONS": The acquisition of the Assets, the assumption of the Assumed Obligations and the performance of the other covenants and transactions described in this Agreement.

         "TRANSACTION EXPENSES": The expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of counsel and representatives.

         "YEAR-END FINANCIAL STATEMENTS": As defined in SECTION 3.6(a) hereof.

         Other terms shall have the meanings ascribed to elsewhere herein.

         1.2 ACCOUNTING TERMS AND DEFINITIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis ("GAAP").

         2.       SALE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

         2.1. AGREEMENT TO PURCHASE AND SELL. Subject to the applicable terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, the assets, other than the Excluded Assets, owned by Seller or used in connection with the Business (such assets being collectively referred to as the "ASSETS") free and clear of all Liens, other than the Permitted Encumbrances. The Assets include, but are not limited to:

                  (a) EQUIPMENT. All furniture, equipment, machinery, apparatus, tools, appliances, transmission facilities or lines, telecommunications switches or platforms, computers and computer components (including hardware, software, modems and appurtenances thereto), samples, implements, spare parts, supplies and all other tangible personal property of every kind and description located either on the Premises or elsewhere insofar as any of the foregoing relate to the Business (the "EQUIPMENT"). The Equipment includes, without limitation, all of the items listed in SCHEDULE 2.1(a) hereto.

                  (b) INVENTORY. All inventories, if any, located either on the Premises or elsewhere insofar as any of the foregoing relates to the Business (the "INVENTORY").

                  (c) CASH. All cash on deposit and uncleared deposits (in any bank account whatsoever, including the Bank Accounts), the petty cash of Seller, all temporary cash investments and instruments


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ASSET PURCHASE AGREEMENT - PAGE 5
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         representing the same (including without limitation marketable securities), and all other cash and cash equivalents of Seller existing at the Closing.

                  (d) SCHEDULED CONTRACTS. All agreements, contracts, leases (including, without limitation, capital leases) and agreements described in SCHEDULE 2.1(d) hereto (the "SCHEDULED CONTRACTS") and all rights (including rights of refund and offset), privileges, deposits, sums of money due, claims, causes of action and options relating or pertaining thereto.

                  (e) INTANGIBLE ASSETS. All copyrights, trademarks, trade secrets, trade names, know-how, data, computer software (including all source code and object code) service marks, licenses, franchises, distributorships, labels, logos, covenants by others not to compete, rights, privileges and any registrations or applications for registrations of the foregoing held or owned by Seller or used in the Business, and any right to recovery for infringement thereof (including past infringement) and any and all goodwill associated therewith or connected with the use thereof and symbolized thereby (the "INTANGIBLE ASSETS").

                  (f) GOODWILL. The goodwill of the Business or associated with Seller's interest in the Intangible Assets.

                  (g) ACCOUNTS RECEIVABLE. All accounts receivable of Seller and other rights of Seller to payment for goods and products sold or leased or for services rendered, including, without limitation, those which are not evidenced by instruments or chattel paper, or whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in any financial statement, together with all instruments and all documents of title representing any of the foregoing, all rights to any merchandise or goods which any of the same represent, and all rights, title, security (including security deposits) and guaranties in favor of Seller with respect to any of the foregoing, including, without limitation, any right of stoppage in transit (the "ACCOUNTS").

                  (h)      RESERVED.

                  (i)      BANK ACCOUNTS. Each of the accounts is listed on
         SCHEDULE 2.1(i) (the "BANK ACCOUNTS").

                  (j) CUSTOMER DATA AND SUPPLIER DATA. All of the Customer Data and Supplier Data.

                  (k) PREPAID EXPENSES AND CURRENT ASSETS. All prepaid rentals, leases, real estate taxes, other prepaid expenses, bonds, deposits and financial assurance requirements, and other current assets relating to any of the Assets or the Business.

                  (l) BOOKS AND RECORDS. All of Seller's books, records, papers, files and instruments of whatever nature and wherever located that relate to the Business or the Assets or which are required or necessary in order for Purchaser to conduct the Business from and after the Closing in the manner in which it is presently being conducted, including, without limitation, graphic materials, specifications, source codes, surveys, building and machinery diagrams, accounting and financial records, maintenance and production records, personnel and labor relations records, environmental records and reports, sales and marketing literature, brochures or other sales aids, sales and property Tax records and returns, but specifically excluding income Tax records, returns and corporate minute book and stock records and personnel and labor relations records of persons whom Purchaser does not employ following Closing.

                  (m) PERMITS. All of Seller's Permits relating to the Business or all or any part of the Assets.

                  (n) NAME. The name "Dial Thru International Corporation" and all other names used in connection with the Business and all derivatives of any of same.


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ASSET PURCHASE AGREEMENT - PAGE 6
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                  (o)      INSURANCE PROCEEDS, WARRANTY RIGHTS. All insurance
         proceeds and insurance claims of Seller relating to all or any part of the Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that Seller is entitled to enforce with respect to the Assets against Seller's predecessors in title to the Assets.

                  (p) OTHER INTANGIBLES. All right, title and interest of Seller in, to and under all customer relationships, agreements and contracts (other than Scheduled Contracts), business arrangements and relationships, rights, privileges, claims, causes of action and options relating or pertaining to the Business or the foregoing Assets.

                  (q) DEPOSITS. All right, title and interest of Seller into and under all customer deposits or similar prepaid customer accounts.

                  (r) OTHER PROPERTY. All other or additional privileges, rights, interests, properties and assets of Seller of every kind and description and wherever located, that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted.

         2.2. EXCLUDED ASSETS. Notwithstanding the foregoing, the Assets shall not include any tax refunds receivable by Seller (collectively, the "EXCLUDED ASSETS").

         2.3.     PURCHASE PRICE.

                  (a) CONSIDERATION. The aggregate consideration for the Assets (the "PURCHASE PRICE") shall consist of (i) 1,000,000 shares of Parent Common Stock (the "INITIAL AMOUNT"), to be issued to Seller at Closing; PLUS (ii) the Contingent Payments to be issued as provided in SECTIONS 2.4 below plus (iii) the assumption of the Assumed Liabilities pursuant to SECTION 2.5 below.

                  (b) TAX ALLOCATIONS. The Purchase Price shall be allocated among the Assets as set forth on EXHIBIT D attached hereto. Seller and Purchaser agree that they will not take any position on their income tax returns or on any other document that is inconsistent with such allocation, and the parties shall duly prepare and timely file such returns under the Code to report such allocation.

                  (c) STOCK CERTIFICATES. Each stock certificate issued representing the Initial Amount, the First Contingent Payment or the Second Contingent Payment shall bear the restrictive legends set forth in EXHIBIT E attached hereto.

         2.4. CONTINGENT PAYMENTS. Parent shall issue to Seller shares of Parent Common Stock representing the Contingent Payments, in accordance with the provisions of this SECTION 2.4.

                  (a) FIRST CONTINGENT PAYMENT. If during any three consecutive months ending on or before October 31, 2001, the Business produces both (a) average monthly Qualifying Revenues in excess of $1.9 million and (b) average monthly EBITDA on such Qualifying Revenues in excess of $235,000 (collectively, the "FIRST TARGET LEVELS"), Parent shall issue to Seller an additional 500,000 shares of Parent Common Stock (the "FIRST CONTINGENT PAYMENT"). The shares of Parent Common Stock representing the First Contingent Payment shall be issued within fifteen (15) days following Purchaser's confirmation that the First Target Levels have been achieved. As used herein, the term "QUALIFYING REVENUES" means one hundred percent (100%) of the gross revenues derived from the Business, unless another percentage is agreed to in writing by Purchaser and Seller with regard to any particular Qualifying Revenues.

                  (b) SECOND CONTINGENT PAYMENT. If during any three consecutive months ending on or before October 31, 2001, the Business produces both (a) average monthly Qualifying Revenues in excess of $3.8 million AND (b) average monthly EBITDA on such Qualifying Revenues in excess of $470,000 (the "SECOND TARGET LEVELS"), Parent shall issue to Seller an additional 500,000 shares of Parent Common Stock (the


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ASSET PURCHASE AGREEMENT - PAGE 7
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         "SECOND CONTINGENT PAYMENT"). The shares of Parent Common Stock representing the Second Contingent Payment shall be issued within fifteen (15) days following Purchaser's confirmation that the Second Target Levels have been achieved.

                  (c) OTHER FACTORS. At the discretion of Purchaser or Parent (without any obligation to do so), after consideration of the benefits actually received by Purchaser or Parent (compared to the benefits anticipated to be provided to Purchaser and Parent from the achievement of the First Target Levels or Second Target Levels) from the Business and Assets acquired pursuant to the terms of this Agreement, Parent may issue to Seller all or any portion of the Contingent Payments whether or not the First Target Levels or Second Target Levels have been achieved.

                  (d) RESTRUCTURING OF BUSINESS. Purchaser and Seller acknowledge and agree that the First Target Levels and Second Target Levels have been established based upon the historic operations of the Business, and agree that to the extent that any operating activities historically associated with the Business are consolidated with the historic business operations of Purchaser, or to the extent that any Purchaser's historic business operations are consolidated in Seller, that the parties will negotiate in good faith to appropriately allocate any direct cost increases or decreases associated with any such consolidations so that the determinations EBITDA with regard to the Business will reflect the proper allocation of expenses associated with the Business.

                  (e) ACCELERATION EVENTS. If any of the following events occur without the prior written consent of Seller or Shareholder, Parent shall issue any then unissued Contingent Shares to Seller, whether or not the Business has achieved the First Target Levels or the Second Target Levels:

                           (i) The disposition or sale by Purchaser or Parent of all or substantially all of its assets.

                           (ii) Upon the consummation of any transaction by which any Person and their Affiliates (or group of Persons or their Affiliates acting in concert) acquire in excess of fifty percent (50%) of the outstanding shares of capital stock of either Parent or Purchaser, whether as is a result of a merger, consolidation, business combination, stock sale, tender offer or otherwise.

                           (iii) Parent or Purchaser's failure to comply with its obligations pursuant to SECTION 5.19.

                           (iv) Upon any termination of the Employment Agreement between Shareholder and Purchaser on or before October 31, 2001 either (a) by Purchaser or Parent "without cause" (as defined in the Employment Agreement) or (b) by Shareholder for "good reason" (as defined in the Employment Agreement).

         2.5.     ASSUMPTION OF LIABILITIES.

                  (a) ASSUMED OBLIGATIONS. Subject to and upon all of the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to pay, perform and discharge the following obligations and liabilities of Seller (the "ASSUMED OBLIGATIONS"):

                           (i) the obligations of Seller to perform the Scheduled Contracts specifically set forth on, and attached to, SCHEDULE 2.1(d) to the extent that the Scheduled Contracts have not been performed at the time of the Closing, are not in default and have been duly transferred, assigned or consented to, as the case may be, if necessary;

                           (ii) Purchaser's portion of any ad valorem or similar Taxes to be prorated pursuant to SECTION 2.5(c);


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                           (iii)    the liabilities of Seller, if any,
                  represented by customer deposits or similar prepaid customer accounts, in each case, only to the extent that such items are (i) reflected in the Most Recent Financial Statements or (ii) incurred in the ordinary course of business between the Most Recent Fiscal Month End and the Closing;

                           (iv) the obligation of Seller under the Amended and Restated Promissory Note dated as of October 1, 1999, payable by Seller to the order of Shareholder;

                           (v) the accounts payable of Seller at the Closing Date, to the extent that such accounts payable are
                  (i) reflected in the Most Recent Financial Statements or (ii) incurred in the ordinary course of business between the Most Recent Fiscal Month End and the Closing; and

                           (vi)     the liabilities of Seller, if any,
                  represented by accrued expenses for utilities, professional fees (other than the Transaction Expenses), wages and bonuses and employee health insurance, in each case, only to the extent that such accrued expense items are (i) reflected in the Most Recent Financial Statements or (ii) incurred in the ordinary course of business between the Most Recent Fiscal Month End and the Closing.

                  (b) EXCLUDED LIABILITIES. Except as specifically provided in SECTIONS 2.5(a) and 2.5(c), Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any other liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise, including without limitation, liabilities or obligations based on, arising out of, or in connection with:

                           (i)      the Transaction Expenses incurred by
                  Seller;

                           (ii) any failure by Seller to perform any Scheduled Contract occurring prior to the Closing Date;

                           (iii) any Tax Obligations, except to the extent prorated at the Closing;

                           (iv) any lease obligations or indebtedness of Seller not constituting Scheduled Contracts;

                           (v) any claims by any of Seller's directors, officers, employees or shareholders relating to this Agreement or its performance or consummation, or any claims by any of them relating to or arising out of (A) their employment (including without limitation any modification or termination thereof) by Seller, (B) any employment contract, or (C) any pensions or other benefit liabilities of Seller;

                           (vi) any claims or conditions arising under or relating to environmental laws or similar legal requirements attributable or relating to the Assets (including, without limitation, the operation thereof) or the Business of Seller;

                           (vii) any unlicensed or other unauthorized use by Seller of any patented or unpatented invention, trade secret, copyright, trade mark or other intellectual property rights, including, without limitation, the Intangible Assets;

                           (viii) any dividend or other distribution declared or otherwise payable by Seller;

                           (ix) any liability or obligation arising from or related to any failure of Seller or any of its Affiliates to comply with any Legal Requirement or to obtain any Permit necessary for the operation of the Business;


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ASSET PURCHASE AGREEMENT - PAGE 9

                           (x) any note, Debt or other obligation to any Person or any outstanding drafts, checks, transfers in progress or similar financial instruments, except to the extent expressly assumed herein; and

                           (xi) any liability or obligation arising from or related to any Plan.

                  (c) PRORATIONS. Seller and Purchaser shall each pay its respective pro rata portion of all 1999 ad valorem or similar taxes due with respect to the Assets. Seller shall pay to Purchaser at the Closing estimated ad valorem or similar Taxes for the current year (based on the prior year's Taxes) prorated to the date of the Closing; Seller shall make available to Purchaser copies of all statements and assessments reflecting such prior year's Taxes. Purchaser shall pay such sums to the appropriate taxing authorities when due, prior to becoming delinquent.

         2.6. CERTAIN ADJUSTMENTS. Seller and Shareholder, jointly and severally, hereby represent and warrant that (a) the proceeds received by Purchaser during the Collection Period from collections on Accounts of Seller existing as of the Closing Date (the "RECEIVABLE AMOUNTS") will exceed (b) an amount equal to (i) all amounts paid by Purchaser during the Collection Period with regard to accounts payable assumed by Purchaser as of the Closing Date, plus (ii) any accounts payable assumed by Purchaser that were in existence as of the Closing Date and remain outstanding at the end of the Collection Period, minus (iii) any Closing Deficiency (collectively, the "PAYABLE AMOUNTS"). As used herein, the term "COLLECTION PERIOD" means the period ending six (6) months following the Closing Date; provided that Seller shall have the right to extend the Collection Period for an additional thirty
(30) days upon the delivery of written notice to Purchaser on or before the sixth month following the Closing Date.

         2.7. FURTHER ASSURANCES. At the Closing, and at all times thereafter as may be reasonably necessary, Seller shall execute and deliver to Purchaser such instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser title of the type specified herein to the Assets and to otherwise comply with the terms, purposes and intent of this Agreement.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

         Seller and Shareholder, jointly and severally, hereby represent and warrant to Purchaser and Parent that the following are true and correct as of the date of this Agreement and will be true and correct (without limitation) through the Closing Date, regardless of what investigations, if any, Purchaser shall have made prior hereto or prior to the Closing:

         3.1. ORGANIZATION; QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has full corporate power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its business as now being conducted. Seller is duly qualified as a foreign corporation and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Seller.

         3.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has full power and authority (corporate and otherwise) to execute, deliver and perform this Agreement (including, without limitation, execution, delivery and performance of the Operative Documents to which it is a party) and to consummate the Transactions. The execution and delivery by Seller of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by the Board of Directors of Seller and the shareholders of Seller and no other corporate proceedings on the part of Seller are necessary with respect thereto. This Agreement has been duly and validly executed and delivered by Seller, and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller will take all corporate action that is necessary for Seller to complete the Transactions to be completed by Seller pursuant to this Agreement. Shareholder is the sole owner and holder of all outstanding securities of Seller and, to the extent required by applicable law, has ratified this Agreement and the transactions contemplated thereby.


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


         3.3. OTHER BUSINESSES; AFFILIATE TRANSACTIONS. The Business is the only business activity conducted by Seller. Except as described on SCHEDULE 3.3 of the Disclosure Schedule, Seller does not have any Subsidiaries and does not own, directly or indirectly, any equity, profit sharing, participation or other interest in any Person. All of the business transactions conducted by Seller with third parties have been conducted on an arms-length basis and in accordance with applicable law. Except as disclosed on SCHEDULE 3.3, Seller is not a party to any contract, agreement or understanding with any Affiliate of Seller or Shareholder.

         3.4. GOVERNMENT CONSENTS AND APPROVALS; PERMITS. Except as set forth in or otherwise required by this Agreement or the Operative Documents, neither the execution, delivery or performance by Seller or Shareholder of this Agreement nor the consummation of the Transactions by it (a) requires any consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body, other than those which have previously been obtained or (b) will result in the loss of any material benefit or entitlement under any Permit or will require any additional action or waivers for Purchaser to continue to receive the full benefits or entitlements arising from any Permit. Seller has obtained all Permits necessary to the conduct of Seller's business or to the ownership of its properties. SCHEDULE 3.4 of the Disclosure Schedule lists and includes copies of all Permits.

         3.5. NO VIOLATIONS. Neither the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the Transactions nor compliance by Seller with any of the provisions hereof will (a) conflict with or result in any breach or violation of any provision of the Articles of Incorporation or Bylaws of Seller, (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss of any material benefit or require the consent, approval, waiver or other action of any Person under the provisions of any note, bond, mortgage, indenture, license, trust, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller may be bound, (c) result in the creation or imposition of any Lien on any of the Assets, (d) violate any Order, statute, rule or regulation applicable to Seller or (e) violate any territorial restriction on the business of Seller or any noncompetition or similar arrangement.

         3.6.     FINANCIAL STATEMENTS, ETC.

                  (a) Seller has attached to the Disclosure Schedule the balance sheets of Seller dated as of December 31, 1998 (the "MOST RECENT FISCAL YEAR END") and the related statements of operations for the fiscal year then ended, together with all notes, additional or supplemental information supplied therewith (collectively, the "YEAR-END FINANCIAL STATEMENTS"). Further, Seller has attached to the Disclosure Schedule the balance sheet of Seller dated as of June 30, 1999 (the "MOST RECENT FISCAL MONTH END") and the related statement of operations, for the six months then ended (and as of the corresponding date and for the corresponding period in the preceding fiscal year), together with the notes, additional or supplemental information supplied therewith (the "MOST RECENT FINANCIAL STATEMENTS" and collectively with the Year and financial statements, the "FINANCIAL STATEMENTS").

                  (b) The Financial Statements have been prepared from, and are in accordance with, the books and records of Seller and fairly present, in all material respects, the financial position of Seller as of the date thereof and the statements of operations, and changes in financial position therefor for the period then ended, in each case, in conformity with GAAP (subject to the absence of footnotes and to normal, recurring year-end adjustments, which do not, and will not, have a Material Adverse Effect on Seller). The Financial Statements are true, complete and correct in all material respects.

                  (c) The trade accounts and other receivables of Seller which are classified as current assets on the Balance Sheets are or were bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts, are good and collectible. Adequate provision has been made in the Financial Statements for doubtful accounts and other receivables. There are no receivables of Seller owed by Affiliates of Seller which are not disclosed in the Financial Statements.

                  (d) Seller has no liabilities (contingent or otherwise) other than:

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ASSET PURCHASE AGREEMENT - PAGE 11

                           (i) those set forth or reserved against in the Latest Balance Sheet, and

                           (ii) those incurred since the Most Recent Fiscal Month End in the ordinary course of business, consistent with past practices and listed in the Disclosure Schedule.

                  (e) Seller has no Debt other than as disclosed in the Financial Statements and the Disclosure Schedule.

                  (f) Seller's books of account have been accurately kept in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Seller have been properly recorded in all material respects in such books.

                  (g) The aggregate fair market value (on a going concern basis) of the Equipment is at least equal to the aggregate net book value thereof as set forth on the Latest Balance Sheet.

                  (h) Since the Most Recent Fiscal Year End, there has been no change in accounting principles applicable to, or methods of accounting utilized by, Seller.

         3.7.     TITLE TO AND CONDITION OF ASSETS AND PROPERTY.

                  (a) Except as specifically set forth in SCHEDULE 3.7(a) of the Disclosure Schedule, Seller has good and marketable title (in fee simple) to all of the Assets and such Assets are free and clear of all Liens, except for the Permitted Encumbrances. Since the Most Recent Fiscal Month End, Seller has not sold, transferred, leased, distributed or otherwise disposed of any of its assets, or agreed to do so except for the disposition of immaterial assets in the ordinary course of business or which in the reasonable judgment of management are not necessary or advisable to the efficient operations of the Business. Upon consummation of the Transactions, Purchaser will own the Assets free and clear of all Liens except for Permitted Encumbrances. The Assets constitute all assets and properties, real, personal, tangible and intangible that are necessary in the conduct of the Business as presently being conducted.

                  (b) All material tangible Assets (i) are in good repair and in good operating condition, ordinary wear and tear excepted, (ii) are suitable for the use to which the same are customarily put, (iii) are free from defects other than minor defects that do not interfere with or detract from the use or value thereof, (iv) are of a quality and quantity presently usable in the ordinary course of the operation of the Business, (v) conform in all material respects with all applicable legal requirements, and (vi) have been maintained in accordance with industry practice. All of the material fixed assets reflected in the Financial Statements are stated at cost less aggregate allowances for depreciation and amortization, which have been provided for based upon the estimated useful lives of the assets currently used in the operation of the Business.

                  (c) Except as set forth on SCHEDULE 3.7(c) to the Disclosure Schedule, all computer software constituting part of the Assets which is licensed or otherwise provided to third parties will operate in accordance with the functional specifications therefor, when utilized in connection with a properly functioning computer, after December 31, 1999 and will at all times properly, to the extent required in connection with its intended functionality, recognize and utilize dates in the year 2000 and thereafter.

         3.8.     RESERVED.

         3.9. INVESTIGATION OR LITIGATION; COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 3.9 of the Disclosure Schedule, there is no material Proceeding pending or Threatened against, relating to or affecting the Assets. Seller is not subject to any currently existing Proceeding by any Governmental Body. To Seller's and Shareholder's knowledge, there is no basis for the assertion of any Proceeding by any Governmental Body or any Person regarding any violation of the environmental laws, federal or state securities laws or any other Legal Requirement which, if

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ASSET PURCHASE AGREEMENT - PAGE 12
determined adversely to Seller, could have a Material Adverse Effect on Seller. Seller has complied with all applicable Legal Requirements (including with respect to its business, assets, business practices, products and services).

         3.10. ABSENCE OF CHANGES. Since the Most Recent Fiscal Year End, the Business has been operated in the ordinary course consistent with past practice. Since the Most Recent Fiscal Year End, Seller has not (a) suffered or permitted to have occurred any event which had or could have had a Material Adverse Effect on the Business; (b) incurred any Lien obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which Liens or liabilities, in any case or in the aggregate could have a Material Adverse Effect on the Business; (c) sold, transferred, leased to others or otherwise disposed of any of its assets, except for inventory sold in the ordinary course of business, or cancelled or compromised any Debt or claim, or waived or released any right of substantial value; (d) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or could have had a Material Adverse Effect on the Business; (e) made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any of its directors, officers, employees, salesmen, distributors or agents; (f) made any capital expenditures or capital additions or improvements in excess of an aggregate of $10,000; (g) lost or terminated any key employees or lost or terminated any customers or suppliers that has had or could have had any Material Adverse Effect on the Business; (h) materially amended, modified or terminated, or agreed to amend, modify or terminate, any existing (or entered or committed to enter into any new) material contract, agreement, plan, lease, license, Permit or franchise; or (i) taken any action or admitted to take any action that would result in the occurrence of any of the foregoing.

         3.11.    LABOR AND EMPLOYEE MATTERS. Except as set forth in SCHEDULE
3.11 of the Disclosure Schedule, Seller does not have any obligations, contingent or otherwise, under any employment, commission, royalty or consulting agreement or similar arrangement. SCHEDULE 3.11 of the Disclosure Schedule sets forth a true and correct list of each employee, independent contractor, consultant or similar person with which Seller has a relationship, and identifies (i) such Person's current place of residence and the countries in which such person performs services on behalf of Seller; (ii) to the extent not disclosed on SCHEDULE 3.11, a summary of the compensation arrangement between Seller and such person and the services performed by such person for or on behalf of Seller; (iii) the period of time in which such person has performed services for or on behalf of Seller; and (iv) any entitlements this person has to receive benefits from Seller or any other employee benefit or severance obligations to such person. Seller is in compliance with all Legal Requirements regarding employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No employee of Seller is in violation of any term of any employment contract, or any other contract or agreement with, or any restrictive covenant or any other common law obligation to, a former employer relating to the right of any such employee to be employed by Seller because of the nature of the business conducted or to be conducted by Seller or to use the trade secrets or proprietary information of others, and the employment of its employees does not subject Seller to liability in connection with any such covenants or agreements. There are no pending petitions for recognition of a labor union or association as the bargaining agent for any employees of Seller and there are not presently any organizing efforts by any union or other group seeking to represent any presently unorganized employees of Seller as their bargaining agent. There are no labor strikes, work stoppages or other employment troubles, other than routine grievance matters, now pending or Threatened against Seller.

         3.12. TAXES. All Taxes that are due and payable by Seller, other than those presently payable without penalty or interest, have been timely paid, and Seller has timely filed (and, through the Closing Date, will timely file) all Tax reports and returns (collectively, "TAX REPORTS") required by law to be filed by it. All such Tax Reports are true, complete and correct in all respects with regard to Seller for the periods covered thereby. Seller is not delinquent in the payment of any Tax. There is no Tax deficiency asserted against Seller, and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of Seller or any violation of any Tax law that could be asserted by any taxing authority. There are no Liens with respect to Taxes upon any properties or assets of Seller nor has notice been given of any event which could lead to any such Lien. No foreign, Internal

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

Revenue Service, state or local, audit, investigation or Proceeding of Seller is pending or Threatened, and the results of any completed audits are properly reflected in the Financial Statements. Seller has not granted any extension to any taxing authority of the limitation period during which any Tax liability may be asserted. Seller has not committed any violation of any Tax laws. All monies required for the payment of Taxes not yet due and payable with respect to the operations of Seller through and including the Closing Date have been approved, reserved against and entered upon the books and Financial Statements. All monies required to be withheld by Seller from employees, if any, independent contractors, or others or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by Seller to governmental agencies or set aside in accounts for such purpose have been approved, reserved against and entered upon the books and Financial Statements. Consummation of the Transactions will not result in any Tax Obligations on the Assets.

         3.13. PROPRIETARY RIGHTS. Seller owns or validly licenses the right to use all technology, proprietary information, know-how, ideas (patented or unpatented), data, licenses, customer lists, processes, formulas, trade secrets, telephone numbers, computer software, computer programs, designs, inventions, trademarks, trademark registrations and applications therefor, registered and common law copyrights, and registered copyright applications, trade names (whether or not registered or registrable), service marks, service mark registrations and applications therefor (collectively, the "PROPRIETARY RIGHTS") necessary to conduct the business of Seller as the business is presently being conducted. SCHEDULE 3.13 of the Disclosure Schedule sets forth a complete and correct list (including, where applicable, registration numbers and dates of filing, renewal and termination) of all material Proprietary Rights. Except as reflected on SCHEDULE 3.13, no consent or approval of any third party will be required for the use of the Proprietary Rights by Purchaser after the consummation of the Transactions contemplated hereby and the Transactions hereunder will not result in any breach of any agreement relating to any Proprietary Rights. The Proprietary Rights owned by Seller are owned free and clear of all Liens. Purchaser's use of the Proprietary Rights will not, and the conduct of the business as presently conducted does not, infringe on or violate the rights of any other Person. No Proceedings have been instituted, are pending or are, to the knowledge of the Company, Threatened that challenge or oppose the rights of Seller with respect to any of the Proprietary Rights. Seller has received no notice or inquiry from any Person of any alleged infringement by either of them of any intellectual property right. Set forth on SCHEDULE 3.13 is a true and correct list of all confidentiality agreements and all other contracts, royalty agreements, licenses or other understandings or arrangements entered into relating to the Proprietary Rights and all such contracts are in full force and effect.

         3.14. NO BROKERS. Seller has not employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transactions.

         3.15. ACCOUNTS RECEIVABLES. SCHEDULE 3.15 of the Disclosure Schedule contains a complete and accurate list of all Seller's receivables (including aged accounts receivables, outsourcing receivables, consulting receivables, loan receivables and advances) as of June 30, 1999, showing the name of each account debtor and the amount due from each by invoice number and date. All of such accounts receivables have arisen in the ordinary course of business for products delivered or services rendered. Except as set forth on the Disclosure Schedule, Seller is not aware of any event or condition with respect to a specific customer that causes it to believe that any such receivable will not be collected in full in due course without resort to litigation and will not be subject to counterclaim or setoff.

         3.16. ACCOUNTS PAYABLE AND CURRENT LIABILITIES. SCHEDULE 3.16 of the Disclosure Schedule contains a complete and accurate list of all of Seller's accounts payable and current liabilities as of June 30, 1999, showing the name of each account creditor and the amount due to each by invoice number and date. Seller is not aware of any event or condition with respect to a specific vendor or creditor that causes it to believe that the terms of payment to such vendor or creditor are likely to change in any material respect from the terms enjoyed by Seller historically.

         3.17. INSURANCE. All the insurance policies maintained by Seller are in full force and effect, all insurance premiums have been timely paid to date, and no such policy will be cancelled prior to Closing. A description of each of Seller's insurance policies (including, without limitation, insurance providing benefits for employees) is attached to the Disclosure Schedule as SCHEDULE 3.17. To Seller's and Shareholder's knowledge, the insurance policies set forth in the Disclosure Schedule provide adequate coverage, less deductibles, against the risks involved in the Business and operation of the Assets.

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ASSET PURCHASE AGREEMENT - PAGE 14

         3.18. PRODUCT AND SERVICE WARRANTIES. There exists no pending or Threatened claim against Seller on account of product or service warranties or with respect to the manufacture, sale or lease of products or performance of services, and there is no basis for any such claim on account of products heretofore manufactured, sold or leased or services performed.

         3.19. CONTRACTS; ORAL COMMITMENTS; DEFAULTS. SCHEDULE 3.19 of the Disclosure Schedule sets forth a true and correct list of all contracts of Seller (or summaries of all oral commitments) that (a) are material to the business of the Company or (b) either (i) grant Seller any exclusive rights,
(ii) obligate Seller to purchase products or services from a specific source,
(iii) restrict the ability of Seller to compete in any territory or do business with any Person or (iv) involve the payment or receipt of more than $25,000 during the remaining term thereof. There exists no breach or default under any of such contracts. Each of the contracts listed on SCHEDULE 3.19 has been included on SCHEDULE 2.1(d) and, as such, also constitutes a Scheduled Contract. Except as separately identified on SCHEDULE 3.19 of the Disclosure Schedule, no approval or consent of any Person is needed in order that the contracts listed on SCHEDULE 3.19 continue in full force and effect immediately following the consummation of the Transactions.

         3.20. INVESTMENTS IN COMPETITORS. Except as set forth in SCHEDULE 3.20, neither Seller nor Shareholder either (a) directly or indirectly owns in excess of a five percent (5%) interest in any Person or (b) actively participates in the management of any Person, in each case, that is a competitor or potential competitor of, or which otherwise directly or indirectly does business with, Seller.

         3.21. SOLVENCY. Seller is not now insolvent, nor will Seller be rendered insolvent by the consummation of the Transactions. In addition, immediately after giving effect to the Transactions, (a) Seller will be able to pay its debts as they become due, (b) Seller will not have unreasonably small capital and will not have insufficient capital with which to conduct its present or proposed business and (c) taking into account pending and Threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to Seller and value of the other consideration to be received by Seller pursuant to this Agreement, after taking into account all other anticipated uses of the cash of Seller, will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section only, (x) "INSOLVENT" means, for any Person, that the sum of the present fair saleable value of its assets does not and/or will not exceed its debts and other probable liabilities, and (y) the term "DEBTS" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

         3.22.    RESERVED.

         3.23. CUSTOMERS. SCHEDULE 3.23 to the Disclosure Schedules sets forth a true and correct list of (i) the ten (10) largest customers of Seller in terms of sales during the Most Recent Fiscal Year End and (ii) the ten (10) largest customers of Seller in terms of sales during the six month period ended on the Most Recent Fiscal Month End showing the approximate total sales to each such customer during each of such periods. Except as set forth on SCHEDULE 3.23, there has not been any material adverse change in the business relationship of Seller with any customer so named in the Disclosure Schedule. No customer of Seller has canceled or otherwise terminated, or Threatened to cancel or otherwise terminate, its relationship with Seller for any reason, including the consummation of the transaction contemplated hereby. Seller has no knowledge that any customer intends to cancel or otherwise terminate its relationship with Seller.

         3.24. SUPPLIERS. SCHEDULE 3.24 to the Disclosure Schedule sets forth a true and correct list of (i) the ten (10) largest suppliers of Seller in terms of purchases during the Most Recent Fiscal Year End and (ii) the ten (10) largest suppliers of Seller in terms of purchases during the six (6) month period ended on the Most Recent Fiscal Month End showing the approximate total of purchases from each supplier during such periods. Except as set forth on
SCHEDULE 3.24, there has not been any material adverse change in the business relationship of Seller with any supplier so named in the Disclosure Schedule. No supplier of Seller has canceled or otherwise terminated, or Threatened to cancel or otherwise terminate, its relationship with Seller for any reason, including the consummation of the transaction

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

contemplated hereby. Seller has no knowledge that any supplier intends to cancel or otherwise terminate its relationship with Seller.

         3.25. PENSION MATTERS. SCHEDULE 3.25 to the Disclosure Schedule contains a list of all employee benefit plans applying to one or more employees of Seller or one or more persons providing services to the Business and with respect to which Seller has or may incur any future or contingent obligations, including without limitation, all plans, agreements or arrangements relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance agreements, health benefits, insurance benefits and all other employee benefits or fringe benefits (collectively, the "PLANS"). No Plan or practices of Seller will be or become binding upon Purchaser nor will Purchaser become liable for any amounts with regard thereto as a result of its acquisition of the Assets or completion of any other transactions contemplated hereby. Full payment has been made or accrued (in a manner consistent with past practice) or will be made out of the proceeds to Seller at the Closing of all amounts that Seller was or will be required to pay or contribute under the terms of any Plan on or before the Closing Date, and, except for the amount of such anticipated payment, if any, no accumulated funding deficiencies (as defined in Section 302 of ERISA and Section 4012 of the Code), whether or not waived, will exist as of the Closing with respect to any such Plan and any required contributions or distributions of securities shall have been consummated. Except for Seller's noncontributory defined benefit plan, no Plan is subject to Title IV of ERISA. No Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA.

         3.26. BANK ACCOUNTS. SCHEDULE 3.26 to the Disclosure Schedule contains a complete list of all persons authorized to draw or sign checks or drafts upon the Bank Accounts. The Disclosure Schedule also contains a complete list of the names and locations of any institutions in which Seller may have safe deposit boxes and the names of the persons having access thereto.

         3.27. DEPOSIT ACCOUNTS; PREPAID CUSTOMER REVENUES. SCHEDULE 3.27 to the Disclosure Schedule contains a complete list of all accounts into which Customer have made deposits or prepaid for services to be provided in connection with the Business.

         3.28. CERTAIN PAYMENTS. The Business has at all times been conducted in a legal and ethical manner. In particular, neither Seller nor any of its Affiliates has (a) offered, promised or paid any money, gift or any other thing of value to any person for the purpose of influencing official actions or decisions effecting Seller or this Agreement while knowing or having reason to know that any portion of the money, gift or thing would, directly or indirectly, be given, offered or promised to (i) an employee, officer or other person acting in an official capacity for any government or its agencies or instrumentalities, or (ii) any political party, party official or candidate for political office; or (b) committed any other act in violation of the U.S. Foreign Corrupt Practices Act.

         3.29. DEDICATED TRANSMISSION LINES OR FACILITIES. SCHEDULE 3.29 to the Disclosure Schedule contains a complete and correct list of each location and country in which Seller owns, operates or has rights to use any dedicated telecommunication lines or transmission facilities, including both the origination and termination points for such lines or facilities.

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ASSET PURCHASE AGREEMENT - PAGE 16

         3.30.    DISCLOSURE.

                  (a) Seller has delivered or made available to Purchaser complete and accurate copies of all documents listed on the schedules delivered as a part hereof and all other information requested for deciding whether to consummate the Transactions hereby. No representation or warranty of Seller contained in this Agreement or statement in the schedules hereto contains any untrue statement. No representation or warranty of Seller contained in this Agreement or statement in the schedules hereto omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                  (b) There is no fact known to Seller which has specific application to Purchaser and which could have a Material Adverse Effect on Seller but which has not been set forth in this Agreement or the Disclosure Schedule.

                  (c) The disclosures in the Disclosure Schedule shall relate only to the representations and warranties in the Section of this Agreement to which they expressly relate except to the extent that any such disclosure is reasonably apparent on its face as being applicable to representations and warranties in other sections of this Agreement.

                  (d) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the schedules in relation to a specifically identified representation or warranty), those in this Agreement shall control.

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

         Purchaser and Parent, jointly and severally, hereby represent and warrant to Seller that the following are true and correct as of the date of this Agreement and will be true and correct (without limitation) through the Closing Date, regardless of what investigations, if any, Seller shall have made prior hereto or prior to the Closing:

         4.1. ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         4.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Parent and Purchaser each has full power and authority (corporate and otherwise) to execute, deliver and perform this Agreement (including, without limitation, execution, delivery and performance of the Operative Documents to which it is a party) and to consummate the Transactions. The execution and delivery by Parent and Purchaser of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by the Board of Directors of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary with respect thereto.

         4.3. CONSENTS AND APPROVALS. Except as set forth in or otherwise required by this Agreement or the Operative Documents, the execution, delivery and performance by Parent or Purchaser of this Agreement and the consummation of the Transactions by it requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Body or other Person.

         4.4. NO BROKERS. Neither Parent nor Purchaser has employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transactions.

         4.5. PARENT; FINANCIAL STATEMENTS. Purchaser has made available to Seller and Shareholder (i) the Parent's annual report on Form 10-K for the fiscal year ended October 31, 1998 and the Parent's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 1999, April 30, 1999 and July 31, 1999, respectively (ii) Parents Proxy Statement for its 1999 Annual Meeting of Stockholders, and (iii) each of Parent's Current Reports on Form 8-K relating to an event or transaction occurring since July 31, 1999, each in the form filed with the U.S. Securities and


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ASSET PURCHASE AGREEMENT - PAGE 17

Exchange Commission (collectively, the "PARENT REPORTS"). Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Parent and its subsidiaries as of its date, and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of Parent and its subsidiaries for the period set forth therein (subject, in the case of unaudited statements to normal year-end audit adjustments) in each case in accordance with GAAP. The Parent Reports, together with the other information concerning Parent provided to Seller and Shareholder pursuant hereto will, as a whole, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.6. PARENT SHARES. The Parent Shares to be issued to Seller in connection with the consummation of the Transaction will be validly issued and outstanding, fully paid and nonassessable. The Parent Shares so issued will be "restricted securities" (as such term is defined in Rule 144 promulgated under the Securities Act) and will not be registered with the U.S. Securities and Exchange Commission under the Securities Act.

5.       ADDITIONAL AGREEMENTS

         5.1. CONDUCT OF BUSINESS OF SELLER. Seller covenants that after the date hereof and prior to the Closing Date, Seller shall conduct its operations only according to its normal course of business to preserve its business organization, keep available the services of its officers and employees, maintain satisfactory relationships with licensors, suppliers, dealers, customers and all others having business relationships with it and continue to service and maintain all of its respective assets in a manner consistent with past practice. All risk of loss arising out of fire and casualty and all liability to third parties arising out of the operations of the Business prior to the Closing Date shall be that of Seller, and Purchaser shall have no obligation or liability in connection therewith.

         5.2. FORBEARANCES BY SELLER. Seller covenants that except as contemplated by this Agreement, Seller shall not, after the date hereof and prior to the Closing, without the prior written consent of Purchaser:

                  (a) sell any assets not in the ordinary course of business;

                  (b) mortgage, pledge or otherwise encumber any of its properties or assets;

                  (c) make any commitments for capital expenditures or other commitment or transaction other than in the ordinary course of business or, in any event, in excess of $25,000;

                  (d) enter into or modify the terms of any existing employment, consulting, brokerage or commission agreement or arrangement with any Affiliate thereof, or other than in the ordinary course of business consistent with past practice with any other Person;

                  (e) take any action, or fail to take any action, the result of which can reasonably be expected to be a termination of or material default under any Scheduled Contract or any Vehicle Lease;

                  (f) materially amend, modify or terminate, or agree to materially amend, modify or terminate any Scheduled Contract or any Vehicle Lease;

                  (g) fail to maintain the confidential treatment or otherwise fail to preserve any of its Proprietary Rights;

                  (h) enter into any agreement to do any of the things described in clauses (a) through (g) above.


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ASSET PURCHASE AGREEMENT - PAGE 18

         5.3. NO SOLICITATION. Each of Shareholder and Seller covenant and agree that they will not, and will not permit any of their respective Affiliates, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) to, directly or indirectly (a) solicit, initiate or encourage submission of proposals or offers by, or (b) furnish any information with respect to or otherwise cooperate in any way with, or participate in any discussions or negotiations with, any Person with respect to any proposal regarding the acquisition or purchase of all or a material portion of the Assets of, or any equity interest in Seller or any business combination with Seller.

         5.4. INVESTIGATION OF BUSINESS AND PROPERTIES. Purchaser may make or cause to be made such investigation of the Business and Assets of Seller and of its financial and legal condition as appropriate or advisable to familiarize itself therewith. Seller agrees to furnish Purchaser and its employees, officers, agents, investment bankers, accountants, counsel and other representatives with all financial, operating and other data and information concerning Seller and commitments of Seller as Purchaser shall from time to time reasonably request and will afford Purchaser and its employees, officers, accountants, attorneys, agents, investment bankers and other authorized representatives access to Seller's offices (including access during normal business hours) to review such documents and their books and records and will be given opportunity to ask questions of, and receive answers from, representatives of Seller with respect to such matters. No investigations by Purchaser or its employees, representatives or agents shall reduce or otherwise affect the obligation or liability of Seller with respect to any representations, warranties, covenants or agreements made herein or in an exhibit, schedule or other certificate, instrument, agreement or document (including the Disclosure Schedule), executed or delivered in connection with this Agreement.

         5.5. CONFIDENTIALITY. Each party hereto agrees with respect to all technical, commercial and other information that is furnished or disclosed by the other parties, including, but not limited to, information regarding such party's (and its Affiliates') organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, technology, rights, obligations, liabilities and strategies (the "INFORMATION"), that (a) such Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (b) the receiving party will hold in confidence and not disclose or use (except in respect of the Transactions) any such Information, treating such Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; PROVIDED, HOWEVER, that the receiving party shall not have any restrictive obligation with respect to any Information that (i) is contained in a printed publication available to the general public, (ii) is or becomes publicly known through no wrongful act or omission of the receiving party, or (iii) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Information; and (c) all such Information furnished to a party by another, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party unless acquired as an Asset in accordance herewith and, in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to a Governmental Body with the consent of the furnishing/disclosing party or upon subpoena and that cannot be retrieved with reasonable effort), and each party shall confirm in writing to the others compliance with any such request. Each party hereto acknowledges that the remedy at law for any breach by a party of its obligations under this
Section is inadequate and that the other parties shall be entitled to equitable remedies, including injunctive relief, in the event of breach by any other party.

         5.6. AGREEMENT TO CONSUMMATE. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the Transactions contemplated by the Operative Documents, including, but not limited to, the obtaining of all consents, authorizations, orders and approvals of any Governmental Body required in connection therewith and initiating or defending any legal action that is necessary or appropriate to permit the Transactions to be consummated. At any time after the Closing Date, if any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each party to this Agreement shall take, or cause its proper officers to take, such action. Each of the parties hereto further agree that it will cooperate with the other after the consummation of the Transactions for the purpose of providing Purchaser with the information and access to information necessary to ensure Purchaser with a reasonably smooth transition into the ownership of the Business. No party to this Agreement shall take or cause to be taken any action that would cause the representations or warranties expressed herein to be untrue or incorrect on the Closing Date.


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ASSET PURCHASE AGREEMENT - PAGE 19

         5.7. APPROVAL OF THIRD PARTIES. As soon as practicable after the execution of this Agreement, Seller will use its best efforts to obtain all necessary approvals and consents of all third parties required on the part of Seller for the consummation of the Transactions (the "THIRD PARTY CONSENTS"). Purchaser will reasonably cooperate with Seller in securing any necessary consents from, or in making any filings with or giving any notice to any third parties necessary for Seller to comply with this SECTION 5.7. Notwithstanding any other provision of this Agreement, to the extent that the assignment by Seller of any Asset to be assigned hereunder shall require the consent or approval of another party thereto, the consummation of the Transactions shall not constitute an assignment or attempt at an assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any Third Party Consent with respect to any one or more Asset is not obtained at or prior to Closing, each party hereto agrees to take whatever action may be necessary to provide Purchaser with the uninhibited benefits of such Asset, subject to the assumption by Purchaser of Seller's obligations thereunder.

         5.8. AGREEMENT REGARDING BROKERS. Each party agrees that it will pay or dispute, and hold the other party harmless from, any claims of brokers or others for finder's or brokerage fees asserted as a result of representations by such party to such brokers or others, regardless of whether the existence of such brokers or others are disclosed herein.

         5.9. NOTICE. Seller shall promptly give notice to Purchaser upon becoming aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would cause or constitute (or could reasonably be deemed to cause or constitute), any of their representations or warranties being or becoming untrue.

         5.10. ANNOUNCEMENTS. The parties agree to consult with each other prior to making any public announcement or other public disclosure concerning the Transactions contemplated by this Agreement. Except as otherwise required by law or regulations (including, without limitation, those laws and regulations promulgated by or for the Securities and Exchange Commission), neither party may make a public announcement regarding the Transactions contemplated by this Agreement without the prior written consent of the other party.

         5.11. INFORMATION FOR TAX RETURNS. Seller and Purchaser each agree to cooperate with the other after the Closing by providing the other, without any additional consideration, promptly upon request, such records and other information regarding the Assets and/or the Business as may reasonably be requested from time to time by Purchaser in connection with the preparation or audit of its federal, state and local income and other Tax Returns, and audits, disputes, refund claims or litigation relating thereto. In such connection, each of Seller and Purchaser will afford the other's representatives, including independent tax advisers and others, access to books and records or relating to the Assets.

         5.12. PAYMENT OF LIABILITIES, DEFERRAL OF DIVIDENDS. Following the Closing, Seller shall promptly pay, satisfy or otherwise provide for all claims or liabilities relating to or arising from the Assets or the Business, other than the Assumed Obligations, including, but not limited to, any liability, including contingent liabilities, arising from or with respect to any Plan. The provisions of this SECTION 5.12 shall not be deemed to relieve Seller of any obligations under SECTION 8 hereof or to constitute a waiver by Purchaser or any Purchaser Indemnitee of any of its rights thereunder.

         5.13. EMPLOYEES. Each of the parties hereto agrees that the success of Seller has been dependent upon the quality and commitment of its employees generally, and to the special skills of Seller's employees. Following the date hereof and through the Closing Date, Seller will provide reasonable assistance and advice to Purchaser in connection with its efforts to interview and offer employment to Seller's employees. Any of Seller's employees becoming employees of Purchaser on the Closing Date or immediately thereafter shall, with respect to each employee benefit plan available to employees of Purchaser generally, be entitled to past service credit equal to such employee's respective service with Seller. Except as provided with respect to such employee benefit plans, employees of Seller hired by Purchaser shall be deemed "newly hired" and except with regard to the Assumed Liabilities, Purchaser shall not be liable with respect to any matter relating to such persons' employment by Seller prior to the Closing Date.


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ASSET PURCHASE AGREEMENT - PAGE 20

         5.14. CHANGE OF SELLER'S NAME. In order to prevent confusion between Seller and the Business to be operated by Purchaser under such name, immediately following the Closing, Seller shall cease to use the name "Dial Thru International, Inc." or any similar name and within ten (10) days thereafter shall file with the office of the Secretary of State of the State of California all documents necessary to change the name of Seller to a name reasonably satisfactory to Purchaser. Seller shall promptly provide reasonable evidence to Purchaser indicating the effectiveness of its name change.

         5.15. NOTICE TO CUSTOMERS. At Purchaser's request, Seller and Purchaser shall send a joint notice on Seller's letterhead to the customers of Seller informing them of the consummation of the Transactions and such other matters as Purchaser shall reasonably require.

         5.16. MAIL. Purchaser and Seller each agree to promptly deliver to the other the original of any mail or other communication received by such party after the Closing Date which should properly be the property of the other. Purchaser and Seller each further agree from and after the Closing Date to promptly deliver to the other any monies, checks or other instruments of payment to which the other party is entitled hereunder, together with a reasonable accounting therefor.

         5.17. ACCESS. After the Closing, Purchaser shall provide access to Seller during normal business hours to its books and records and personnel requested by Seller in connection with any dispute between Seller and any Person arising out of this Agreement or the transactions contemplated hereby.

         5.18. NON-COMPETITION. Seller and Shareholder agree that if the transactions contemplated by this Agreement are consummated, Seller and Shareholder shall not, for a period of five (5) after the Closing Date, directly or indirectly, alone or with others, Engage in any Competing Business, other than on behalf of an for the benefit of Purchaser or Parent. For purposes of this SECTION 5.18, (a) "ENGAGE" means that Seller or Shareholder is or becomes, directly or indirectly, an owner or operator, a shareholder, lender, borrower, consultant, partner, joint venturer or other participant in any other capacity in any business enterprise; provided, however, that Seller or Shareholder may own up to five percent (5%) of the voting securities of any company engaged in a Competing Business solely as a passive investor; and (b) a "COMPETING BUSINESS" means any business enterprise which is engaged in the Business. Seller and Shareholder acknowledge and agree that the Business is currently conducted throughout the world and that the restrictions imposed by this restrictive covenant shall apply throughout the world.

         5.19. CAPITAL COMMITMENTS. During the period following the Closing and expiring upon the earlier of the payment of the Contingent Payments to Seller or October 31, 2001, Purchaser shall make available to the Business Seller capital resources of not less than (a) fifty percent (50%) of accumulated EBIT from the Business minus (b) by any Deficiency Amount, for the purpose of acquiring approved capital assets or making approved capital expenditures for the Business. Any allocations of capital reserves of Purchaser or Parent in excess of the minimum agreed amounts will be determined by Purchaser or Parent consistent with Parent's capital budgeting procedures for Parent's other direct or indirect business operations.

6.       CONDITIONS PRECEDENT TO CLOSING

         6.1. GENERAL CONDITIONS. Consummation of the Transactions shall be subject to the fulfillment at the Closing Date of each of the following conditions:

                  (a) NO INJUNCTION. No court having jurisdiction shall have issued, to the knowledge of Purchaser or Seller, an injunction preventing the consummation of the Transactions that shall not have been stayed or dissolved at the Closing Date.

                  (b) PROCEEDINGS. All proceedings taken or to be taken in connection with the Transactions, and all documents incident thereto shall be reasonably satisfactory in form and substance to the parties and their counsel, and the parties and their counsel shall have received all such counterpart originals or certified or other copies of such documents as the parties or their counsel may reasonably request.


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ASSET PURCHASE AGREEMENT - PAGE 21

         6.2. CONDITIONS TO CLOSING IN FAVOR OF SELLER. Consummation of the Transactions shall be subject to the fulfillment, to the reasonable satisfaction of Seller, or its written waiver, at or before the Closing Date, of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT. The representations, warranties and statements of Purchaser and Parent contained in this Agreement and the exhibits hereto shall be complete and accurate as of the date of this Agreement and shall also be complete and accurate at and as of the Closing Date, except for changes contemplated by this Agreement, as if made on the Closing Date; and Purchaser and Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

                  (b) CLOSING CERTIFICATE. Purchaser and Parent shall have delivered to Seller a Closing Certificate, dated the Closing Date, of an executive officer of Purchaser and Parent to the effect that (a) he or she is familiar with the provisions of this Agreement and (b) the conditions specified in SECTION 6.1 and in paragraph (a) of this
         SECTION 6.2 have been satisfied in all material respects.

                  (c) OFFICERS' CERTIFICATE. Purchaser and Parent shall have delivered to Seller an Officers' Certificate, dated the Closing Date, of the President and Secretary of Purchaser and Parent certifying to (a) the due adoption by the Board of Directors of the attached resolutions approving the execution and delivery of this Agreement, and the consummation of the Transactions and (b) the incumbency of the President, Secretary and other officers of Purchaser and Parent executing any of the Operative Documents.

                  (d) GOVERNMENTAL CONSENTS, AUTHORIZATIONS, ETC. All material consents, authorizations, orders or approvals of, and filings or registrations with, and any permits, licenses or other authorizations required by, any applicable Governmental Body that are required for, or in connection with, the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transactions shall have been obtained or made.

                  (e) ASSUMPTION AGREEMENT. Purchaser shall have delivered to Seller an Assumption Agreement, in the form of EXHIBIT A hereto, pursuant to which Purchaser shall evidence its agreement to assume and discharge the Assumed Obligations.

                  (f) EMPLOYMENT AGREEMENT. Purchaser shall have executed a counterpart of the Employment Agreement.

                  (g) INITIAL AMOUNT. Purchaser shall have delivered to Seller a stock certificate representing the Initial Amount bearing the legend set forth in EXHIBIT E.

         6.3. CONDITIONS TO CLOSING IN FAVOR OF PURCHASER. Consummation of the Transactions shall be subject to the fulfillment, to the reasonable satisfaction of Purchaser, or its written waiver, at or before the Closing Date of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER. The representations, warranties and statements of Seller and Shareholder contained in this Agreement, the exhibits hereto and the Disclosure Schedule shall be complete and accurate as of the date of this Agreement and shall also be complete and accurate at and as of the Closing Date, except for changes contemplated by this Agreement, as if made at and as of the Closing Date; and Seller shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

                  (b) CLOSING CERTIFICATE. Seller and Shareholder shall have delivered to Purchaser a Closing Certificate, dated the Closing Date, executed by Shareholder and the President of Seller to the effect that (a) he


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ASSET PURCHASE AGREEMENT - PAGE 22
         is familiar with the provisions of this Agreement and (b) the conditions specified in SECTION 6.1 and in paragraph (a) of this
         SECTION 6.3 have been satisfied in all material respects.

                  (c) OFFICERS' CERTIFICATE. Seller shall have delivered to Purchaser an Officers' Certificate, dated the Closing Date, of the President and Secretary of Seller certifying to (a) the Articles of Incorporation of Seller (as certified to by an appropriate officer of the State issuing same), (b) the Bylaws of Seller, (c) the due adoption by the Board of Directors and shareholders of Seller of the attached resolutions approving the execution and delivery of this Agreement, and the consummation of the Transactions and (d) the incumbency of the President, Secretary and other officers of Seller executing any of the Operative Documents.

                  (d) GOVERNMENTAL CONSENTS, AUTHORIZATIONS, ETC. All material consents, authorizations, orders or approvals of, and filings or registrations with, and any permits, licenses or other authorizations required by, any applicable Governmental Body that are required for or in connection with, the execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions shall have been obtained or made.

                  (e) EMPLOYMENT AGREEMENT. Shareholder shall have executed a counterpart of the Employment Agreement.

                  (f) LEGISLATION. No law or legally binding regulation shall have been enacted that does or would prohibit, restrict or delay consummation of the Transactions or any of the conditions to the consummation of the Transactions or that does or would have a Material Adverse Effect on Seller.

                  (g) LITIGATION. There shall be no effective Order of any nature (including any temporary restraining order) issued by a court or Governmental Body of competent jurisdiction restraining or prohibiting consummation or altering the terms of any of the Transactions, or actions seeking damages based upon the foregoing which Purchaser reasonably deems material. Seller shall not have become subject to any litigation, which, if adversely determined, could, in the opinion of Purchaser, have a Material Adverse Effect on the Business or Assets.

                  (h) NO ADVERSE CHANGE. There shall have occurred no adverse change (whether or not covered by insurance) in the Assets or Business since the Most Recent Fiscal Month End.

                  (i) DELIVERY OF DOCUMENTS/ACCEPTANCE OF SCHEDULES. Seller has timely delivered (i) any and all amendments and/or supplements to the Disclosure Schedules, (ii) the Bill of Sale, and (iii) all other documents, instruments, schedules and financial statements required hereunder to Purchaser. The Disclosure Schedules, as amended and supplemented, shall be acceptable in form and substance to Purchaser, in its absolute discretion.

                  (j) THIRD PARTY CONSENTS. Seller shall have delivered copies of all Third Party Consents and all necessary action shall have been taken to assign to Purchaser the Scheduled Contracts, the Vehicle Leases and any other material agreements between Seller and its suppliers, customers and third parties.

                  (k) OTHER MATTERS. Seller shall have delivered to Purchaser, in form and substance reasonably satisfactory to counsel for Purchaser, such certificates and other evidence as Purchaser may reasonably request as to the satisfaction of the conditions contained in this SECTION 6.3.

7.       CLOSING AND TERMINATION

         7.1. CLOSING DATE. Subject to the right of Purchaser and Seller to terminate this Agreement pursuant to SECTION 7.2 hereof, the closing for the consummation of the Transactions contemplated by this Agreement (the "CLOSING") shall, unless another date or place is agreed to in writing by Seller and Purchaser, take place at the Dallas, Texas offices of Arter & Hadden LLP at 10:00 a.m. on November 1, 1999 (the "CLOSING DATE"), or such other place


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ASSET PURCHASE AGREEMENT - PAGE 23
and date as the parties may agree upon in writing. Purchaser shall, at its option, have the right, but not the obligation to extend the Closing Date by not more than forty-five (45) days by giving written notice thereof to Seller at least three (3) business days prior to the Closing Date referred to in the preceding sentence. If Purchaser exercises its option hereunder to extend the Closing Date, the term Closing Date as used herein shall mean and refer to such Closing Date as extended.

         7.2. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual consent of the Boards of Directors of Purchaser and Seller;

                  (b) by Seller if any representation or warranty of Purchaser, or Purchaser if any representation or warranty of Seller, contained herein shall have been incorrect or breached in any material respect, as to which notice shall have been given to the breaching party, and shall not have been cured or otherwise resolved to the reasonable satisfaction of the other party on or before the Closing Date, or by either Purchaser or Seller if any condition to the consummation of the Transactions contemplated hereunder that must be fulfilled to its satisfaction has (in the good faith judgment of a majority of the appropriate Board of Directors of such Person) become impractical of fulfillment;

                  (c) by either Purchaser or Seller if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Transactions shall have become final and non-appealable; or

                  (d) by either Purchaser or Seller if the Closing has not occurred by December 15, 1999; provided, however, that such date may be extended by written agreement among the parties and provided, further, that no party shall be permitted to terminate hereunder if such party is in violation of this Agreement.

         7.3. EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided herein, this Agreement shall become wholly void and have no further force and effect except as hereinafter expressly provided; and there shall be no liability on the part of Seller or Purchaser (or their respective officers of directors) except to pay the fees and expenses as apportioned in
SECTION 9.2 and except as otherwise provided herein. Nothing contained herein shall relieve any party from liability for its breach of this Agreement.

         7.4. EXTENSION; WAIVER. At any time prior to the Closing Date, any party hereto that is entitled to the benefits hereof (with respect to any such corporate party by action taken by its Board of Directors or a duly authorized officer), may (a) extend the time for the performance of any of the obligations or other acts of any of the other parties hereto, (b) in whole or in part, waive any inaccuracy in the representations and warranties of any of the other parties hereto contained herein or in any exhibit or schedule hereto or in any document delivered pursuant hereto, and (c) in whole or in part, waive compliance with any of the agreements of any of the other parties hereto or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid as set forth in an instrument in writing signed and delivered on behalf of such party.

8.       SURVIVAL AND INDEMNIFICATION

         8.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent, Purchaser, Shareholder and Seller shall survive the Closing for a period of two years from the Closing Date. All agreements contained in this Agreement shall survive the Closing without limitation.

         8.2.     INDEMNITY.

                  (a) GENERAL. Seller and Shareholder, jointly and severally, agree to indemnify and hold Purchaser, Parent, their respective direct and indirect subsidiary corporations and each of their respective officers, directors, agents, attorneys and accountants ("PURCHASER INDEMNITEES") harmless from any and all damages, losses (which shall include any diminution in value), liabilities (joint or several), payments,


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ASSET PURCHASE AGREEMENT - PAGE 24
         obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively "DAMAGES"), directly or indirectly resulting from, relating to or arising out of:

                           (i) any breach or nonperformance (partial or total) of or inaccuracy in any representation or warranty or covenant or agreement of any of Seller or Shareholder contained in any Operative Document;

                           (ii) any liability or obligation of Seller or any liability or obligation arising out of Seller's business operation other than the Assumed Obligations;

                           (iii) any losses associated with or costs of defending against any claims which may be made against any Purchaser Indemnitee by any Person claiming violations by Seller of any local, state, or federal laws relating to the employment relationship, including, but not limited to, wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of Taxes;

                           (iv) Seller's failure to comply with the laws of any jurisdiction with respect to the bulk sales laws that may be applicable to the sale of the Assets to Purchaser as contemplated hereby;

                           (v)      the Transaction Expenses incurred by Seller;
                  and

                           (vi) the amount by which the Payable Amounts exceed the Receivable Amounts pursuant to SECTION 2.6 (such positive excess, if any, being referred to as the "DEFICIENCY AMOUNT");

         provided that no Purchaser Indemnitee may make any claims hereunder until the aggregate of all such claims exceeds $25,000.

                  (b) TAXES. Seller and Shareholder shall retain joint liability, and shall indemnify Purchaser, for the payment of any Tax liabilities of Seller with respect to its assets and the conduct of its business or the consummation of the transactions contemplated by this Agreement.

                  (c) NO LIMITATION. The foregoing agreement to indemnify shall be in addition to any liability any Indemnitor (as hereinafter defined) may otherwise have, including liabilities arising under this Agreement.

         8.3. NO THIRD PARTY BENEFICIARIES. The foregoing indemnification is given solely for the purpose of protecting Purchaser Indemnitees and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

         8.4. INDEMNIFICATION NOTICE. If a Purchaser Indemnitee intends to exercise its right to indemnification provided in this Article 8, such Purchaser Indemnitee shall provide the party or parties from whom the indemnification will be sought (the "INDEMNITOR") at least fifteen (15) days prior written notice (the "INDEMNIFICATION NOTICE") of such Purchaser Indemnitee's intention to do so and the facts or circumstances giving rise to the claim ("INDEMNIFICATION CLAIM"); provided that any Indemnification Notice must be delivered (if at all) to Seller or Shareholder within two (2) years following the Closing Date. Nothing contained herein shall preclude Purchaser Indemnitee from taking any actions deemed reasonably necessary or appropriate in response to any third party claims during such interim period. An Indemnification Claim may, at the option of Purchaser Indemnitee, be asserted as soon as any situation, event or occurrence has been noticed by Purchaser Indemnitee regardless whether actual harm has been suffered or out-of-pocket expenses incurred. During such fifteen
(15) day period, the Indemnitor shall be entitled to cure the defect or situation giving rise to the Indemnification Claim to the satisfaction of Purchaser Indemnitee. If the Indemnitor is unwilling or unable to cure the defect giving rise to the Indemnification Claim during such fifteen (15) period,


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ASSET PURCHASE AGREEMENT - PAGE 25

Purchaser Indemnitee may, on the sixteenth (16th) day after the Indemnification Notice, seek indemnification as provided in this Article 8.

         8.5. PAYMENT OF INDEMNITY CLAIMS BY SELLER OR SHAREHOLDER. If Seller or Shareholder is responsible for any claims for indemnification brought by Purchaser or Parent pursuant to this Article 8, then Seller or Shareholder (as applicable) may satisfy the indemnity obligations by paying the amount of the indemnity claim either (i) in cash, (ii) shares of Parent Common Stock having a Closing Value (as defined below) equal to the amount of such claims, or
(iii) any combination thereof. As used herein, the term "CLOSING VALUE" means the average closing price of the Parent Common Stock on the OTC Bulletin Board or other exchange or quotation system on which the Parent Common Stock is traded, listed or quoted over the ten (10) trading days preceding (but not including) the Closing Date.

         8.6. INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify and hold harmless Seller, and shall reimburse Seller for, any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (b) any failure by Purchaser to perform or comply with any agreement in this Agreement, (c) any liability arising from Purchaser's conduct of the Business after the Closing, or
(d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any Person acting on its behalf) in connection with any of the Transactions; provided that any claim for indemnification against Purchaser hereunder shall be made (if at all) within two
(2) years following the Closing Date.

         8.7. PROCEDURE FOR INDEMNIFICATION. Promptly after receipt by an indemnified party under Article 8 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Article 8, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such an action,
(a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). If notice is given to an indemnifying party of the commencement of any action and it does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

9.       GENERAL PROVISIONS AND OTHER AGREEMENTS

         9.1. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if and when delivered personally, transmitted by telecopy (receipt confirmed) or sent by a recognized next


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ASSET PURCHASE AGREEMENT - PAGE 26
business day courier to the following persons at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      If to Purchaser or Parent:

                  c/o RDST, Inc.
                  8100 Jetstar, Suite 100
                  Irving, Texas 75063
                  Attention: Chief Executive Officer
                  Phone: 972-929-1920 x.106
                  Fax: 972-929-1616

                  with a copy to:

                  Arter & Hadden LLP
                  1717 Main Street, Suite 4100
                  Dallas, Texas 75201
                  Attention: William L. Rivers
                  Phone: 214-761-4357
                  Fax: 214-741-7139


         (b)      If to Seller or Shareholder:

                  Dial-Thru International Corporation
                  700 South Flower Street, Suite 420
                  Los Angeles, CA 90017
                  Phone: 213-627-7599
                  Fax: 213-627-9493

                  with a copy to:

                  Bay Venture Counsel, LLP
                  Lake Merritt Plaza Building
                  1999 Harrison Street, Suite 1300
                  Oakland, CA 94612
                  Attention: Daniel J. Leer, Esq.
                  Phone: 510-273-8750
                  Fax: 510-834-7440

         9.2. FEES AND EXPENSES. Seller and Purchaser shall each pay all of its own fees, costs and expenses (including without limitation, those of accountants and appraisers) incurred in connection with or related to the preparation, negotiation, execution, delivery, satisfaction, compliance and consummation of this Agreement and the Transactions contemplated hereby and the closing conditions hereunder. Seller shall pay any Tax Obligations as a result of the consummation of the transactions contemplated by this Agreement.

         9.3. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof," "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

         9.4. COUNTERPARTS. This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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ASSET PURCHASE AGREEMENT - PAGE 27

         9.5. ASSIGNMENT. Neither this Agreement nor the rights and obligations hereunder may be as signed by either party without the prior written consent of the other; provided that Parent or Purchaser may assign its rights and obligations under this Agreement without the consent of Seller or Shareholder to any entity that acquires substantially all of the assets or business of Parent or Purchaser (whether through purchase, merger or otherwise); provided further that Purchaser may assign its rights and obligations under this Agreement without the consent of Seller or Shareholder prior to the Closing Date to a wholly-owned subsidiary of Parent formed solely to acquire the Assets and assume the Assumed Obligations so long as such assignment does not adversely affect the parties ability to effect a tax-free reorganization under Section 368(a)(l)(c) of the Code.

         9.6. MISCELLANEOUS. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer upon any other person any rights or remedies hereunder or otherwise with respect to the subject matter hereof, except for rights that may expressly arise as a consequence of the Transactions; (c) has been drafted by all of the parties to this Agreement and should not be construed against any of the parties hereto; and (d) shall be governed in all respects, including validity, interpretation and effect by the substantive laws of the State of Texas without regard to conflict of law provisions.


                            [SIGNATURE PAGE FOLLOWS]









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ASSET PURCHASE AGREEMENT - PAGE 28

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.



                                      /s/  John Jenkins
                                      ------------------------------------------
                                      JOHN JENKINS



                                      DIAL-THRU INTERNATIONAL CORPORATION,
                                      a California Corporation



                                      By: /s/ John Jenkins
                                         ---------------------------------------
                                         John Jenkins, President



                                      DIAL-THRU INTERNATIONAL CORPORATION,
                                      a Delaware Corporation



                                      By: /s/ Roger D. Bryant
                                         ---------------------------------------
                                         Roger D. Bryant,
                                         Chairman


                                      ARDIS TELECOM & TECHNOLOGIES, INC.



                                      By: /s/ Roger D. Bryant
                                         ---------------------------------------
                                         Roger D. Bryant,
                                         President and Chief Executive Officer




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ASSET PURCHASE AGREEMENT - PAGE 29

                                TABLE OF CONTENTS

ARTICLE 1.        DEFINITIONS ...............................................................................     1
         Section 1.1       General Definitions...............................................................     1
         Section 1.2       Accounting Terms and Definitions..................................................     5

ARTICLE 2.        SALE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES..........................................     5
         Section 2.1       Agreement to Purchase and Sell....................................................     5
         Section 2.2       Excluded Assets...................................................................     7
         Section 2.3       Purchase Price....................................................................     7
         Section 2.4       Contingent Payments...............................................................     7
         Section 2.5       Assumption of Liabilities.........................................................     8
         Section 2.6       Certain Adjustments...............................................................    10
         Section 2.7       Further Assurances................................................................    10

ARTICLE 3.        REPRESENTATIONS AND WARRANTIES OF
                     SELLER AND SHAREHOLDER..................................................................    10
         Section 3.1       Organization; Qualification.......................................................    10
         Section 3.2       Authority Relative to this Agreement..............................................    10
         Section 3.3       Other Businesses; Affiliate Transactions..........................................    10
         Section 3.4       Government Consents and Approvals; Permits........................................    10
         Section 3.5       No Violations.....................................................................    11
         Section 3.6       Financial Statements, Etc.........................................................    11
         Section 3.7       Title to and Condition of Assets and Property.....................................    12
         Section 3.8       Reserved..........................................................................    12
         Section 3.9       Investigation or Litigation; Compliance with Laws.................................    12
         Section 3.10      Absence of Changes................................................................    12
         Section 3.11      Labor and Employee Matters........................................................    13
         Section 3.12      Taxes.............................................................................    13
         Section 3.13      Proprietary Rights................................................................    13
         Section 3.14      No Brokers........................................................................    14
         Section 3.15      Accounts Receivables..............................................................    14
         Section 3.16      Accounts Payable and Current Liabilities..........................................    14
         Section 3.17      Insurance.........................................................................    14
         Section 3.18      Product and Service Warranties....................................................    14
         Section 3.19      Contracts; Oral Commitments; Defaults.............................................    14
         Section 3.20      Investments in Competitors........................................................    14
         Section 3.21      Solvency..........................................................................    14
         Section 3.22      Reserved..........................................................................    15
         Section 3.23      Customers.........................................................................    15
         Section 3.24      Suppliers.........................................................................    15
         Section 3.25      Pension Matters...................................................................    15
         Section 3.26      Bank Accounts.....................................................................    15
         Section 3.27      Deposit Accounts; Prepaid Customer Revenues.......................................    15
         Section 3.28      Certain Payments..................................................................    16
         Section 3.29      Dedicated Transmission Lines or Facilities........................................    16
         Section 3.30      Disclosure........................................................................    16

ARTICLE 4.        REPRESENTATIONS AND WARRANTIES
                     OF PURCHASER AND PARENT.................................................................    16
         Section 4.1       Organization......................................................................    16
         Section 4.2       Authority Relative to this Agreement..............................................    16
         Section 4.3       Consents and Approvals............................................................    16
         Section 4.4       No Brokers........................................................................    17


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ASSET PURCHASE AGREEMENT - PAGE 30

         Section 4.5       Parent; Financial Statements......................................................    17
         Section 4.6       Parent Shares.....................................................................    17
ARTICLE 5.        ADDITIONAL AGREEMENTS......................................................................    17
         Section 5.1       Conduct of Business of Seller.....................................................    17
         Section 5.2       Forbearances by Seller............................................................    17
         Section 5.3       No Solicitation...................................................................    18
         Section 5.4       Investigation of Business and Properties..........................................    18
         Section 5.5       Confidentiality...................................................................    18
         Section 5.6       Agreement to Consummate...........................................................    18
         Section 5.7       Approval of Third Parties.........................................................    19
         Section 5.8       Agreement Regarding Brokers.......................................................    19
         Section 5.9       Notice............................................................................    19
         Section 5.10      Announcements.....................................................................    19
         Section 5.11      Information for Tax Returns.......................................................    19
         Section 5.12      Payment of Liabilities, Deferral of Dividends.....................................    19
         Section 5.13      Employees.........................................................................    19
         Section 5.14      Change of Seller's Name...........................................................    20
         Section 5.15      Notice to Customers...............................................................    20
         Section 5.16      Mail..............................................................................    20
         Section 5.17      Access............................................................................    20
         Section 5.18      Non-Competition...................................................................    20
         Section 5.19      Capital Commitments...............................................................    20

ARTICLE 6.        CONDITIONS PRECEDENT TO CLOSING............................................................    20
         Section 6.1       General Conditions................................................................    20
         Section 6.2       Conditions to Closing in Favor of Seller..........................................    21
         Section 6.3       Conditions to Closing in Favor of Purchaser.......................................    21

ARTICLE 7.        CLOSING AND TERMINATION....................................................................    22
         Section 7.1       Closing Date......................................................................    22
         Section 7.2       Termination.......................................................................    23
         Section 7.3       Effect of Termination.............................................................    23
         Section 7.4       Extension; Waiver.................................................................    23

ARTICLE 8.        SURVIVAL AND INDEMNIFICATION...............................................................    23
         Section 8.1       Survival of Representations and Warranties........................................    23
         Section 8.2       Indemnity.........................................................................    23
         Section 8.3       No Third Party Beneficiaries......................................................    24
         Section 8.4       Indemnification Notice............................................................    24
         Section 8.5       Payment of Indemnity Claims by Seller or Shareholder..............................    25
         Section 8.6       Indemnification by Purchaser......................................................    25
         Section 8.7       Procedure for Indemnification.....................................................    25

ARTICLE 9.        GENERAL PROVISIONS AND OTHER AGREEMENTS....................................................    25
         Section 9.1       Notices...........................................................................    25
         Section 9.2       Fees and Expenses.................................................................    26
         Section 9.3       Interpretation....................................................................    26
         Section 9.4       Counterparts......................................................................    26
         Section 9.5       Assignment........................................................................    26
         Section 9.6       Miscellaneous.....................................................................    27

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ASSET PURCHASE AGREEMENT - PAGE 31

                                LIST OF EXHIBITS

         EXHIBIT A    -    Form of Assumption Agreement
         EXHIBIT B    -    Form of Bill of Sale
         EXHIBIT C    -    Form of Employment Agreement
         EXHIBIT D    -    Purchase Price Allocation
         EXHIBIT E    -    Legend

                                LIST OF SCHEDULES

         2.1(a)          Equipment
         2.1(d)          Schedule Contacts
         2.1(i)          Bank Accounts
         3.3             Subsidiaries; Other Interests; Affiliates
         3.4             Permits
         3.7(a)          Title to Assets
         3.7(c)          Year 2000 Compliance
         3.9             Proceedings
         3.11(a)         Employees, Customers and Consultants; Description of
                         Employment Contracts, Commission Obligations or other
                         Arrangements
         3.13            Proprietary Rights
         3.15            Accounts Receivable as of June 30, 1999
         3.16            Accounts Payable as of June 30, 1999
         3.17            Insurance Policies
         3.19            Material Contracts
         3.20            Investments in Competitors
         3.23            Customers
         3.24            Suppliers
         3.25            Benefit Plans
         3.26            Authorized Persons on Bank Accounts
         3.27            Deposit Accounts; Prepaid Customer Revenues
         3.29            Dedicated Lines or Facilities



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